Exhibit 99

NEWS RELEASE
January 30, 2024
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

•Full Year Net Income of $53.4 Million
•2023 Results Include an $11.0 Million After-tax Loss Resulting from a Fourth Quarter Balance Sheet Repositioning Strategy, and $8.3 Million of After-tax Maui Wildfire-Related Expenses
•Balance Sheet Repositioning Strategy Strengthens Balance Sheet and Positions Bank for Improved Net Interest Margin and Profitability
•Bank Maintains a Strong Liquidity Position and the Support of a Loyal, Long-tenured Deposit Base
•Continued Strong Credit Quality and Capital Position

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported 2023 net income of $53.4 million, compared to $80.0 million in 2022. Net income for the year included $8.3 million of Maui wildfire-related expenses after tax, and an $11.0 million after-tax loss on the sale of investment securities recorded in the fourth quarter. The loss resulted from selling low-yielding securities in order to reduce high cost deposits, strengthening the bank’s balance sheet while positioning the bank for improved net interest margin. Core net income1 for the year was $72.6 million. Fourth quarter 2023 net income of $3.2 million included $2.0 million of after-tax Maui-wildfire related expenses as well as the aforementioned loss on sale of securities. Core net income1 for the fourth quarter was $16.2 million.
1 Core net income is a non-GAAP measure which excludes Maui wildfire-related after-tax costs and the after-tax loss on sale of securities resulting from the balance sheet repositioning executed in the fourth quarter. See the “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliation.

“American Savings Bank continued to provide excellent service to our customers despite a year filled with unprecedented challenges. Our business proved resilient through the economic impacts of the Maui wildfires, and the challenging interest rate environment we experienced in 2023,” said Ann Teranishi, president and chief executive officer of ASB. “We continue to be well-positioned with strong capital, excellent credit quality, lending capacity and ample liquidity. In addition, the sale of investment securities executed in the fourth quarter further positions us for improved profitability and net interest margin while strengthening the balance sheet.”

Financial Highlights
Net interest income was $252.0 million in 2023 compared to $252.6 million in 2022, with higher interest and dividend income approximately offset by the impacts of higher funding costs. Fourth quarter 2023 net interest income was $61.2 million compared to $62.6 million in the third, or linked quarter of 2023 and $66.1 million in the fourth quarter of 2022. Lower net interest income compared to the linked and prior year quarters was primarily due to higher funding costs, partially offset by higher interest and dividend income. Net interest margin was 2.74% in 2023, compared to 2.89% in 2022. Net interest margin for the fourth quarter of 2023 was 2.63%, compared to 2.70% in the linked quarter, and 2.91% in the fourth quarter of 2022.
The provision for credit losses for 2023 was $10.4 million compared to $2.0 million in 2022, and included $5.9 million in additional credit reserves related to borrowers impacted by the Maui wildfires and the resulting economic disruption. The fourth quarter 2023 provision for credit losses was $0.3 million, compared to $8.8 million in the linked quarter and $2.7 million in the fourth quarter of 2022. As of December 31, 2023, ASB’s allowance for credit losses to outstanding loans was 1.20% compared to 1.23% as of September 30, 2023 and 1.21% as of December 31, 2022.
The 2023 net charge-off ratio was 0.12% compared to 0.03% in 2022. The net charge-off ratio for the fourth quarter of 2023 was 0.15%, compared to 0.07% in the linked quarter and 0.06% in the fourth quarter of 2022. Nonaccrual loans as a percentage of total loans receivable held for investment were 0.46% as of December 31, 2023, compared to 0.16% as of September 30, 2023 and 0.28% as of December 31, 2022.
Noninterest income for 2023 was $45.4 million compared to $57.0 million in 2022. The decrease in noninterest income was primarily due to a $15.0 million pre-tax ($11.0 million after- tax) loss on sale of investment securities recorded in the fourth quarter. The sale of investment securities was executed in order to reposition the balance sheet by divesting securities with below-market yields to pay down higher cost funding, positioning ASB for improved net interest margin and profitability. Noninterest income was $0.1 million in the fourth quarter of 2023 compared to $15.3 million in the linked quarter and $15.3 million in the fourth quarter of 2022, with the decrease compared to the linked and prior year quarters also primarily due to the aforementioned balance sheet repositioning transaction.
Noninterest expense for 2023 was $223.6 million compared to $205.3 million in 2022. The increase in noninterest expense was primarily due to pre-tax Maui wildfire-related expenses of $5.4 million ($3.9 million after tax), as well as higher compensation and employee benefits expenses. Fourth quarter noninterest expense was $59.1 million compared to $56.3 million in the linked quarter and $56.1 million in the fourth quarter of 2022. The increase compared to the linked quarter was primarily due to increased charitable contributions to support our local communities. The increase compared to the prior year quarter was primarily due to increased charitable contributions and Maui wildfire-related expenses.
Total earning assets as of December 31, 2023 were $9.2 billion, up 0.50% from December 31, 2022.
Total loans were $6.2 billion as of December 31, 2023, up 3.4% from December 31, 2022, reflecting growth across the majority of the portfolio.
Total deposits were $8.1 billion as of December 31, 2023, approximately flat from December 31, 2022. Core deposits declined 6.3%, while certificates of deposits increased 73.9%. As of December 31, 2023, 86% of deposits were F.D.I.C. insured or fully collateralized, down slightly from 87% as of September 30, 2023, with approximately 80% of deposits F.D.I.C. insured. The average cost of funds was 0.93% for the full year 2023, 77 basis points higher than the prior year as higher interest rates and a shift in funding mix increased funding costs. For the fourth quarter of 2023, the average cost of funds was 118 basis points, up 16 basis points versus the linked quarter and up 80 basis points versus the prior year quarter.
Wholesale funding totaled $750 million as of December 31, 2023, unchanged from September 30, 2023.
ASB’s return on average equity for the full year 2023 was 11.0% compared to 14.1% in 2022. For the fourth quarter of 2023, return on average equity was 2.7%, compared to 9.2% in the linked quarter and 15.7% in the fourth quarter of 2022. Core return on average equity for the year and quarter were 14.9% and 13.7%, respectively. Return on average assets for the full year was 0.55% in 2023 compared to 0.86% in 2022. For the fourth quarter of 2023, return on average assets was 0.13%, compared to 0.47% in the linked quarter and 0.76% in the prior year quarter. Core return on average assets was 0.75% and 0.67% for the year and quarter, respectively2.
In the fourth quarter of 2023, ASB did not pay a dividend to HEI, supporting its commitment towards helping our Maui community and customers recover in the wake of the August wildfires, while supporting ASB’s healthy capital levels. ASB had a Tier 1 leverage ratio of 7.7% as of December 31, 2023.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its fourth quarter and full year 2023 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2023.
HEI plans to announce its fourth quarter and full year 2023 consolidated financial results on Tuesday, February 13, 2024 and will also conduct a webcast and conference call at 11:30 a.m. Hawaii time (4:30 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings.
To listen to the conference call, dial 1-888-660-6377 (U.S.) or 1-929-203-0797 (international) and enter passcode 2393042. Parties may also access presentation materials (which include reconciliation of non-GAAP measures) and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through February 27, 2024. To access the audio replay, dial 1-800-770-2030 (U.S.) or 1-647-362-9199 (international) and enter passcode 2393042.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures

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2     Core returns on average equity and average assets are non-GAAP measures which exclude Maui wildfire-related after-tax costs and the after-tax loss on sale of securities resulting from the balance sheet repositioning transaction executed in the fourth quarter. See the “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and the related GAAP reconciliation.

will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the Investor Relations section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at https://hpuc.my.site.com/cdms/s/ to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
NON-GAAP MEASURES
Core net income is a non-GAAP measure which excludes Maui wildfire-related after-tax costs and the after-tax loss on sale of investment securities resulting from the balance sheet repositioning transaction executed in the fourth quarter. See “Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures” and related GAAP reconciliations at the end of this release.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2022 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
Interest and dividend income
Interest and fees on loans	$72,340	$71,540	$60,331	$276,688	$207,830
Interest and dividends on investment securities	15,587	14,096	14,315	58,095	58,044
Total interest and dividend income	87,927	85,636	74,646	334,783	265,874
Interest expense
Interest on deposit liabilities	17,961	14,446	3,755	48,905	7,327
Interest on other borrowings	8,721	8,598	4,775	33,892	5,974
Total interest expense	26,682	23,044	8,530	82,797	13,301
Net interest income	61,245	62,592	66,116	251,986	252,573
Provision for credit losses	304	8,835	2,729	10,357	2,037
Net interest income after provision for credit losses	60,941	53,757	63,387	241,629	250,536
Noninterest income
Fees from other financial services	4,643	4,703	4,764	19,034	19,830
Fee income on deposit liabilities	5,104	4,924	4,640	19,131	18,762
Fee income on other financial products	2,664	2,440	2,628	10,616	10,291
Bank-owned life insurance	1,707	2,303	1,872	7,390	2,533
Mortgage banking income	209	341	62	910	1,692
Gain on sale of real estate	—	—	776	495	1,778
Loss on sale of investment securities	(14,965)	—	—	(14,965)	—
Other income, net	693	627	606	2,799	2,086
Total noninterest income	55	15,338	15,348	45,410	56,972
Noninterest expense
Compensation and employee benefits	28,797	29,902	30,361	118,297	113,839
Occupancy	5,422	5,154	7,030	21,703	24,026
Data processing	5,305	5,133	4,537	20,545	17,681
Services	5,032	3,627	2,967	13,943	10,679
Equipment	3,114	3,125	2,937	11,842	10,100
Office supplies, printing and postage	1,019	1,022	1,142	4,315	4,398
Marketing	1,167	984	1,091	4,001	3,968
Other expense	9,250	7,399	6,034	28,992	20,576
Total noninterest expense	59,106	56,346	56,099	223,638	205,267
Income before income taxes	1,890	12,749	22,636	63,401	102,241
Income taxes	(1,341)	1,384	4,739	10,039	22,252
Net income	$3,231	$11,365	$17,897	$53,362	$79,989
Comprehensive income (loss)	$70,585	$(22,866)	$29,282	$97,705	$(218,844)
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.13	0.47	0.76	0.55	0.86
Return on average equity	2.74	9.19	15.73	10.98	14.08
Return on average tangible common equity	3.32	11.02	19.20	13.22	16.46
Net interest margin	2.63	2.70	2.91	2.74	2.89
Efficiency ratio	96.42	72.30	68.86	75.20	66.31
Net charge-offs to average loans outstanding	0.15	0.07	0.06	0.12	0.03
As of period end
Nonaccrual loans to loans receivable held for investment	0.46	0.16	0.28
Allowance for credit losses to loans outstanding	1.20	1.23	1.21
Tangible common equity to tangible assets	4.7	3.9	4.1
Tier-1 leverage ratio	7.7	7.7	7.8
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$—	$14.0	$10.0	$39.0	$42.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	December 31, 2023		December 31, 2022
Assets
Cash and due from banks		$184,383		$153,042
Interest-bearing deposits		251,072		3,107
Cash and cash equivalents		435,455		156,149
Investment securities
Available-for-sale, at fair value		1,136,439		1,429,667
Held-to-maturity, at amortized cost		1,201,314		1,251,747
Stock in Federal Home Loan Bank, at cost		14,728		26,560
Loans held for investment		6,180,810		5,978,906
Allowance for credit losses		(74,372)		(72,216)
Net loans		6,106,438		5,906,690
Loans held for sale, at lower of cost or fair value		15,168		824
Other		681,460		692,143
Goodwill		82,190		82,190
Total assets		$9,673,192		$9,545,970
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,599,762		$2,811,077
Deposit liabilities–interest-bearing		5,546,016		5,358,619
Other borrowings		750,000		695,120
Other		247,563		212,269
Total liabilities		9,143,341		9,077,085
Common stock		1		1
Additional paid-in capital		358,067		355,806
Retained earnings		464,055		449,693
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(282,963)		$(328,904)
Retirement benefit plans	(9,309)	(292,272)	(7,711)	(336,615)
Total shareholder’s equity		529,851		468,885
Total liabilities and shareholder’s equity		$9,673,192		$9,545,970

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Explanation of ASB’s Use of Certain Unaudited Non-GAAP Measures

HEI and ASB management use certain non-GAAP measures to evaluate the performance of HEI and the bank.
Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities. Core earnings and other financial measures as presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and returns on average equity and average assets for the bank.
The reconciling adjustments from GAAP earnings to core earnings are limited to the costs related to the recent Maui wildfires and the loss on sale of investment securities from the balance sheet repositioning transaction executed in the fourth quarter. Management does not consider these items to be representative of the company’s fundamental core earnings.

Reconciliation of GAAP1 to non-GAAP Measures
American Savings Bank F.S.B.
Unaudited

(in thousands)	Three months ended December 31, 2023	Year ended December 31, 2023
Maui wildfire related costs and loss on sale of securities
Pretax expenses:
Provision for credit losses	$—	$5,900
Professional services expense	2,405	3,705
Other expenses	309	1,666
Pretax Maui wildfire related costs	2,714	11,271
Pretax loss on sale of investment securities	14,965	14,965
Income tax benefits	(4,738)	(7,031)
After-tax expenses	$12,941	$19,205
ASB net income
GAAP (as reported)	$3,231	$53,362
Excluding expense related to Maui wildfire and securities loss (after tax):
Provision for credit losses	—	4,319
Professional services expense	1,760	2,712
Other expenses	227	1,220
Loss on sale of investment securities	10,954	10,954
Maui wildfire related cost and securities loss (after tax)	12,941	19,205
Non-GAAP (core) net income	$16,172	$72,567

	Three months ended December 31, 2023	Year ended December 31, 2023
Ratios (annualized %)
Based on GAAP[1]
Return on average assets	0.13	0.55
Return on average equity	2.74	10.98
Return on average tangible common equity	3.32	13.22
Efficiency ratio	96.42	75.20
Based on Non-GAAP (core)
Return on average assets	0.67	0.75
Return on average equity	13.73	14.94
Return on average tangible common equity	16.63	17.98
Efficiency ratio	73.94	69.88

1 Accounting principles generally accepted in the United States of America